EXHIBIT 14.1

  Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Financial Highlights" in the Prospectus/Proxy Statement of Federated Intercontinental Fund, a portfolio of Federated Equity Funds, and to the incorporation by reference of our report, dated January 12, 2007, on the financial statements and financial highlights of Federated International Capital Appreciation Fund, a portfolio of Federated World Investment Series, Inc., as of November 30, 2006 in the Prospectus/Proxy Statement included in this Registration Statement on Form N-14 of Federated Intercontinental Fund.

We also consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Federated International Capital Appreciation Fund Statement of Additional Information, dated February 1, 2007, on Form N-1A, which was filed with the Securities and Exchange Commission on January 29, 2007 in Post-Effective Amendment No. 35 (File No. 33-52149), and is incorporated by reference into the Statement of Additional Information included in this Registration Statement on Form N-14 of Federated Intercontinental Fund. We further consent to the incorporation by reference of our report, dated January 12, 2007, on the financial statements and financial highlights of Federated International Capital Appreciation Fund, included in the Annual Report to Shareholders for the year ended November 30, 2006, which is also incorporated by reference into the Statement of Additional Information included in this Registration Statement on Form N-14 for Federated Intercontinental Fund.


                                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
September 19, 2007